                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO._____)(1)


                     ENTRAVISION COMMUNICATIONS CORPORATION
            --------------------------------------------------------
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.0001 PER SHARE
            --------------------------------------------------------
                         (Title of Class of Securities)


                                    29382R107
            --------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
            --------------------------------------------------------
             (Date of Event which requires filing of this Statement)


      Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29382R107                    13G                   Page 2 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     TSG Capital Fund II, L.P.
     06-1443429
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       794,004
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,805,468
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    794,004
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,805,468
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,599,472 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     3.93%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                   Page 3 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     TSG Associates II, L.P.
     06-1419495
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       2,599,472
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    None
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    2,599,472
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,599,472 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     3.93%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                   Page 4 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     TSG Associates II, Inc.
     06-1406077
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       53
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       2,599,472
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    53
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    2,599,472
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,599,472 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     3.93%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     CO
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                   Page 5 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     TSG Capital Fund III, L.P.
     06-1521624
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       6,663,758
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    6,663,758
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     6,663,758 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     9.25%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                   Page 6 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     TSG Associates III, LLC
     06-1521623
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       17
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       6,663,758
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    17
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    6,663,758
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     6,663,758 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     9.25%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                   Page 7 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     TSG Ventures, L.P.
     06-1499362
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       122,341
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    122,341
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     122,341 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.18%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                   Page 8 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     TSGVI Associates, Inc.
     06-1499363
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       122,341
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    None
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    122,341
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     122,341 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.18%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                   Page 9 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     Z Spanish Media Holdings, LLC
     06-1456700
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,805,468
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,805,468
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,805,468 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     2.73%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                  Page 10 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     Cleveland A. Christophe
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,385,641
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    None
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,385,641
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,385,641 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.03%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                  Page 11 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     Mark D. Inglis
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,263,300
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    None
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,263,300
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,263,300 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     12.86%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                  Page 12 of 21 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons
     (entities only)

     Darryl B. Thompson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,263,300
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    None
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,263,300
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,263,300 Shares of Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     12.86%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29382R107                    13G                  Page 13 of 21 pages


                                  Schedule 13G
                                Amendment No. __*
                     Class A Common Stock, Par Value $0.0001
                               CUSIP No. 29382R107

ITEM 1(a)   NAME OF ISSUER:
            Entravision Communications Corporation


ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2425 Olympic Boulevard, Suite 6000 West
            Santa Monica, California 90404


ITEM 2(a)   NAME OF PERSON FILING:

      The following "Reporting Persons":

      TSG Capital Fund II, L.P. ("TSG Fund II")
      TSG Associates II, L.P. ("Associates II LP")
      TSG Associates II, Inc. ("Associates II Inc.")
      TSG Capital Fund III, L.P. ("TSG Fund III")
      TSG Associates III, LLC ("Associates III LLC")
      TSG Ventures, L.P. ("TSG Ventures")
      TSGVI Associates, Inc. ("TSGVI Associates")
      Z Spanish Media Holdings, LLC ("ZSM Holdings")
      Cleveland A. Christophe
      Mark D. Inglis
      Darryl B. Thompson


ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      c/o TSG Capital Group
      177 Broad Street, 12th Floor
      Stamford, Connecticut  06901


ITEM 2(c)   CITIZENSHIP:

      Please refer to Item 4 on each cover sheet for each filing person.


ITEM 2(d)   Title of Class of Securities:

      Class A Common Stock, par value $0.0001 per share


ITEM 2(e) CUSIP NUMBER: 29382R107

CUSIP No. 29382R107                    13G                  Page 14 of 21 pages


ITEM 3      Not applicable

ITEM 4      OWNERSHIP.

      Associates II LP is the sole general partner of TSG Fund II. Associates II Inc. is the sole general partner of Associates II LP. Messrs. Christophe, Inglis and Thompson together are the holders of all of the outstanding common stock of Associates II Inc.

      TSG Fund II holds a majority of the membership interests in ZSM Holdings.

      Associates III LLC is the sole general partner of TSG Fund III. Messrs. Christophe, Inglis and Thompson are managing members of Associates III LLC.

      TSGVI Associates is the sole general partner of TSG Ventures. Mr. Christophe is the Executive Vice President and is the holder of 50% of the outstanding common stock of TSGVI Associates and owns 50% of the limited partnership interests in TSG Ventures.

      Amounts shown as beneficially owned by Cleveland A. Christophe and TSGVI Associates include the 122,341 shares of Class A Common Stock held by TSG Ventures.

      Amounts shown as beneficially owned by TSG Fund II, Associates II LP, Associates II Inc., Cleveland A. Christophe, Mark D. Inglis and Darryl B. Thompson include currently exercisable options to purchase 13,738 shares of Class A common stock, which may be deemed to be held by Darryl B. Thompson on behalf of TSG Fund II. Amounts shown as beneficially owned by TSG Fund III, Associates III LLC, Cleveland A. Christophe, Mark D. Inglis and Darryl B. Thompson include currently exercisable options to purchase 7,398 shares of Class A common stock, which may be deemed to be held by Darryl B. Thompson on behalf of TSG Fund III.

      Amounts shown as beneficially owned by TSG Fund III, Associates III LLC, Cleveland A. Christophe, Mark D. Inglis and Darryl B. Thompson include the 5,865,102 shares of Class A common stock into which the shares of Series A Preferred Stock, par value $0.001 per share, of the Issuer, that are held by TSG Fund III may be converted.

      The approximate percentages of shares of Class A common stock reported as beneficially owned by the Reporting Persons is based upon 66,144,109 shares outstanding as of November 9, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, plus shares issuable upon the exercise of options to acquire Class A common stock and upon the conversion of shares of Series A Preferred Stock, all as described in the preceding two paragraphs.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

      The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act. The Agreement among the Reporting Persons to file as a group is attached hereto as Exhibit A. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Class A common stock other than any shares reported herein as being directly owned by it or him, as the case may be. Each of the Reporting Persons states that it or he, as the case may be, is included in this filing solely for the purpose of presenting information with respect to the beneficial ownership of the shares of Class A common stock and disclaims any knowledge, except as hereinafter expressly set forth, as to any statements made herein on behalf of any other Reporting Person. Each Reporting Person is signing this statement only as to

CUSIP No. 29382R107                    13G                  Page 15 of 21 pages


information with respect to, or furnished by, such Reporting Person, and makes no representation as to information furnished by any other Reporting Person.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

      Not applicable

ITEM 10     CERTIFICATIONS.

      Not applicable

CUSIP No. 29382R107                    13G                  Page 16 of 21 pages


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

      Dated: February 14, 2002

Entities:

TSG Capital Fund II, L.P.
TSG Associates II, L.P.
TSG Associates II, Inc.
TSG Capital Fund III, L.P.
TSG Associates III, LLC
TSG Ventures, L.P.
TSGVI Associates, Inc.
Z Spanish Media Holdings, LLC


                                    By:  /s/ Cleveland A. Christophe
                                         ------------------------------
                                            Cleveland A. Christophe, as
                                            General Partner or
                                            Managing Member or as
                                            Attorney-in-fact for the
                                            above-listed entities


Individuals:

Cleveland A. Christophe
Mark D. Inglis
Darryl B. Thompson

                                    By:  /s/ Cleveland A. Christophe
                                         ------------------------------
                                            Cleveland A. Christophe,
                                            Individually and as
                                            Attorney-in-fact for the
                                            above-listed individuals

CUSIP No. 29382R107                    13G                  Page 17 of 21 pages


                                INDEX TO EXHIBITS

                                                                        PAGE

EXHIBIT A               Agreement of Reporting Persons                   18

EXHIBIT B               Power of Attorney                                19